Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Martha Fleming, Steve Brolly
Fidelity Southern Corporation – (404) 240-1504

FIDELITY SOUTHERN CORPORATION COMPLETES

ACQUISITION OF EIGHT FLORIDA BRANCHES

ATLANTA, GA (September 14, 2015) - Fidelity Southern Corporation (“Fidelity”) (NASDAQ: LION), holding company for Fidelity Bank, today announced the completion of the previously announced acquisition of the deposits of eight branches of First Bank. In connection with the acquisition, Fidelity Bank assumed approximately $154 million in customer deposits at a deposit premium of 1.0%. Additionally, Fidelity Bank acquired approximately $30 million in loans and other assets related to eight branch offices of First Bank’s Florida banking operation. The branches will all reopen Monday as Fidelity Bank and the employees of First Bank will be retained as employees of Fidelity Bank.

Fidelity has been in Florida since 1992, and the transaction expands its presence in counties surrounding Bradenton, Palmetto and Longboat Key. Speaking on the transaction, Fidelity’s President, Palmer Proctor, said, “We’re pleased to close this transaction with First Bank and look forward to serving the needs of our newest Florida customers.”

ABOUT FIDELITY SOUTHERN CORPORATION

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking and trust and wealth management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided throughout the South. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.